EXHIBIT 10.28

Separation Agreement
and General Release

This Separation Agreement and General Release (the “Agreement”) is made as of February 15, 2012 by and between Soligenix, Inc. (the “Employer”) and Evan Myrianthopoulos (the “Employee”) (collectively, the “Parties”).

A.          The Employee was employed by the Employer as Chief Financial Officer and Senior Vice President pursuant to an Employment Agreement dated December 27, 2007, as amended on January 4, 2011 and July 12, 2011 (the “Employment Agreement”); and

B.           The Employer has determined to terminate the employment relationship without cause and the Parties desire to fully settle and resolve any and all issues and disputes arising out of the Employee’s employment with and separation from the Employer.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements set forth below, the Parties agree as follows:

1.           Termination of Employment.  The Employer has terminated the employment relationship and the Employment Agreement without “Just Cause” (as defined in the Employment Agreement”) effective as of February 15, 2012.

2.           Termination Payments and Benefits.  Pursuant to Section 7(c) of the Employment Agreement, the Employer shall pay the Employee: (a) $127,500.00, which represents six months of the Employee’s salary, (b) $4,688.00, which represents a pro rata bonus calculated using the average of the Employee’s prior two year’s annual bonuses, and (c) $4,414.00, which represents the value of 4.5 days of accrued but unused vacation time.  Such payments shall be payable in equal installments upon the normal payroll periods of the Employer with such payments to begin on the first payroll period following the date hereof.  Additionally, for a period of six months following the date hereof, the Employer shall maintain the same health benefits and life insurance for the Employee that the Employee has been receiving under the Employment Agreement.

3.           Additional Benefits. In consideration for the Employee’s release, promises, and representations in this Agreement, contingent upon the expiration of the revocation period described in Paragraph 12 below without the Employee having revoked this Agreement, the Employer agrees to provide the Employee with the following additional benefits:

(a)           the Employee will not be required to resign from his position as a member of the Employer’s Board of Directors as required by Section 7(d) of the Employment Agreement; and

(b)           (i) options (the “Options”) to purchase an aggregate of 252,500 shares of the Employer’s common stock, par value $0.001 per share (see detail set forth on Exhibit A), which were granted in connection with the Employee’s employment, will continue to vest in accordance with their terms, provided the Employee remains on the Employer’s Board of Directors; and (ii) the Options will remain exercisable as to vested shares throughout the terms of such Options despite the termination of the Employee’s employment.

4.           Release.  As used in this Agreement, “Released Parties” means (a) the Employer, (b) all of the Employer’s parents, subsidiaries, and affiliates, and (c) all past and present officers, directors, stockholders, agents, employees, officials, employee benefit plans (and their sponsors, fiduciaries, and administrators), insurers, and attorneys of the entities described in this paragraph.  In consideration for the benefits from the Employer described in Paragraph 3 above, the Employee, on behalf of the Employee and the Employee’s agents, representatives, attorneys, successors and  assigns, heirs, executors, and administrators, fully releases and forever discharges each of the Released Parties from, and agrees not to sue them regarding, any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees, and remedies of any type, directly or indirectly regarding any act or failure to act, whether now known or unknown, or suspected or unsuspected, that occurred up to and including the date on which the Employee signs this Agreement, including but not limited to all claims arising out of or in connection with the Employee’s employment or separation of employment with the Employer and the Employee’s status as a stockholder of Employer, and including but not limited to:

(i)           any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Workers Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the National Labor Relations Act, the Labor Management Relations Act and the Florida Civil Rights Act;

(ii)           any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(iii)           any and all claims arising out of any other laws and regulations relating to employment, employment discrimination, or the payment of wages and benefits; and

(iv)           any and all claims for attorneys’ fees and costs.

5.            Confidential Information; Inventions; Competition. The Employee agrees that he shall abide by the covenants set forth in Sections 5 and 6 of the Employment Agreement, which Sections shall be deemed incorporated herein and remain binding and fully enforceable in accordance with their respective terms.

6.            Return of Employer Property.  The Employee acknowledges that he has returned to the Employer, no later than the date on which the Employee signs this Agreement, all property of the Employer that is in the Employee’s possession including, without limitation, all keys, computer hardware, materials, papers, books, files, documents, records, policies, client and customer information and lists, marketing information, data base information and lists, mailing lists, notes, computer software and programs, data and any other property or information that the Employee may have relating to the Employer and its customers, clients, employees, policies or practices (whether those materials are in paper or computer-stored form).  The Employee agrees not to retain any such property or information in any form, and not to give copies of such property or information or disclose their contents to any other person.

7.             Mutual Non-Disparagement.  Except as required by law or pursuant to a subpoena, neither the Employee and/or his attorney(s) on the one hand, nor any of the Employer’s executive officers, directors and/or attorneys on the other hand, will make any public or private statements, whether oral or written, to any third party or parties, including, without limitation, any employee, customer, supplier, creditor or stockholder of the Employer or representative of the press, regarding the other party or such other party’s parent, subsidiaries or affiliates, or their respective officers, directors, employees or agents, that is intended to, or can reasonably be expected to, cause such person’s or entity’s reputation to be damaged in any material respect.

8.            Waiver of Reinstatement.  The Employee waives any right to reinstatement or future employment with the Employer and the Released Parties.

9.            Severability; Entire Agreement; Governing Law.  In the event any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.  If any court refuses to enforce any part of this Agreement as written, the court shall modify that part to the minimum extent necessary to make it enforceable under applicable law, and shall enforce it as so modified.  This Agreement represents the entire agreement and understanding concerning the Employee’s separation from the Employer.  This Agreement supersedes and replaces any and all prior agreements, understandings, discussions, negotiations, or proposals concerning the Employee’s relationship with the Employer, except the Employee agrees to remain bound by Sections 5 and 6 of the Employment Agreement, and the Employee and the Employer each understands that such terms survive the separation of employment and this Agreement.  This Agreement may only be amended in writing signed by the Employee and an executive officer of the Employer.

10.          No Admission.  This Agreement is not an admission by any of the Released Parties that anything any of them did or failed to do with respect to the Employee was wrongful, unlawful, in violation of any local, state, or federal constitution, law, statute, or regulation, or capable of inflicting any damage or injury on the Employee, and the Employer specifically denies any such wrongdoing or violation.

11.          Confidentiality.  Except as may be specifically required by law, the Employee will not in any manner disclose or communicate any part of this Agreement to any other person except the Employee’s current spouse (if any), the Employee’s accountant or financial advisor to the limited extent needed for that person to prepare the Employee’s tax returns, or the Employee’s attorney.  Before any such authorized disclosure, the Employee will inform each such person to whom disclosure is to be made that every term of this Agreement is confidential and obtain such person’s agreement to maintain the confidentiality of the entire Agreement.

12.          Revocation Period.  The Employee has the right to revoke this Agreement for up to seven days after the Employee signs it.  In order to revoke this Agreement, the Employee must sign and send a written notice of the decision to do so, addressed to Soligenix, Inc., 29 Emmons Drive, Suite C-10, Princeton, NJ 08540, Attention: President, and that written notice must be received by the Employer no later than the eighth day after the Employee signed this Agreement. If the Employee revokes this Agreement, the Employee will not be entitled to any of the consideration from the Employer described in Paragraph 3 above.

13.          Voluntary Execution of Agreement. The Employee acknowledges that:

(a)	the Employee has carefully read this Agreement and fully understands its meaning;

(b)	the Employee had the opportunity to take up to 21 days after receiving this Agreement to decide whether to sign it;

(c)	the Employer advised the Employee in writing, when it gave this Agreement to the Employee, that the Employee should consult with an attorney before signing it;

(d)	the Employee is signing this Agreement, knowingly, voluntarily, and without any coercion or duress; and

(e)	everything the Employee is receiving for signing this Agreement is described in the Agreement itself and no other promises or representations have been made to cause the Employee to sign it.

14.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, and in the event any dispute arises out of the interpretation, breach or enforcement of this Agreement, venue for all such disputes shall be in any Federal or state court in New Jersey.

Soligenix, Inc.

/s/ Evan Myrianthopoulos	By:	/s/ Christopher J. Schaber
Evan Myrianthopoulos		Christopher J. Schaber
President and Chief Executive Officer

Exhibit A

All shares numbers and dollar amounts in the following table have been adjusted to reflect the 1-for-20 reverse stock split effective as of February 1, 2012.

Date of Grant	Number of Shares Underlying Option	Price	Option Expires	Number of Shares Vested as of Date of Termination
11/14/2002	7,500	$7.00	11/14/2012	7,500*
9/15/2003	2,500	$18.00	9/15/2013	2,500*
6/11/2004	2,500	$11.60	6/11/2014	2,500*
11/10/2004	7,500	$9.40	11/10/2014	7,500**
12/31/2004	25,000	$9.80	12/13/2014	25,000**
5/10/2006	20,000	$7.00	5/10/2006	20,000**
8/10/2007	27,500	$9.40	8/9/2017	27,500**
12/18/2008	60,000	$1.20	12/17/2018	60,000**
7/1/2010	52,500	$4.64	6/30/2020	32,813**
12/1/2011	60,000	$0.64	11/30/2021	15,000**

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* Represents shares underlying options issued as a Board member, the vesting and expiration dates of which are not affected by the Separation Agreement and General Release to which this Exhibit is attached.

** Represents shares underlying options issued as an employee, the vesting and expiration dates of which are amended by Section 3(b) of the Separation Agreement and General Release to which this Exhibit is attached.